Sub-Item 77H: Changes of Control of the Registrant

As of March 31, 2014 changes in entities beneficially owning more than 25% of any one series' voting  securities, thereby becoming controlling  entities of such series, are as follows:

FUND AND CLASS	OWNER AND ADDRESS	OWNERSHIP %
Centre American Select Equity Fund – Institutional Class	SEI Private Trust Co One Freedom Valley Drive Oaks, PA 19456	99.82%
Centre Global Select Equity Fund – Investor Class	James A. Abate 48 Wall Street, Suite 1100 New York, NY 10005	100.00%
Centre Active U.S. Treasury Fund - Institutional	SEI Private Trust Co One Freedom Valley Drive Oaks, PA 19456	99.97%
Centre Active U.S. Treasury Fund - Investor	James A. Abate 48 Wall Street, Suite 1100 New York, NY 10005	100.00%
Centre Multi-Asset Real Return Fund – Investors Fund	James A. Abate 48 Wall Street, Suite 1100 New York, NY 10005	100.00%